UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 12, 2026
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Amprius Technologies, Inc.
(Exact name of Registrant as Specified in Its Charter)
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Delaware	001-41314	98-1591811
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1180 Page Ave Fremont, CA	94538
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (800) 425-8803
N/A
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	AMPX	The New York Stock Exchange
Redeemable warrants, each exercisable for one share of common stock at an exercise price of $11.50	AMPX.W	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01    Other Events

On January 12, 2026, Amprius Technologies, Inc. (the “Company”) announced that it successfully completed all sales under its at-the-market equity offering program (the “ATM Program”). The ATM Program was previously established pursuant to the At Market Issuance Sales Agreement, dated October 2, 2023 (the “Sales Agreement”), by and between the Company and B. Riley Securities, Inc., Cantor Fitzgerald & Co. and H.C. Wainwright & Co., LLC, as Sales Agents (the “Sales Agents”).

Under the Sales Agreement, the Company was authorized to offer and sell, from time to time, through the Sales Agents, shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), having an aggregate offering price of up to $100.0 million. The Company issued an aggregate of 25.5 million shares of Common Stock under the Sales Agreement, resulting in aggregate net proceeds to the Company of approximately $97.5 million. During the three months ended December 31, 2025, the Company sold shares of Common Stock resulting in aggregate net proceeds of approximately $19.6 million at an average price of $11.17 per share, and concluded all sales under the ATM Program.

In accordance with its terms, the Sales Agreement terminated following the sale of all shares available thereunder. The Company does not intend to make any further sales under the Sales Agreement, and the ATM Program is concluded.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPRIUS TECHNOLOGIES, INC.

Date: January 12, 2026	By:	/s/ Ricardo C. Rodriguez
Name: Ricardo C. Rodriguez
Title: Chief Financial Officer